Exhibit 99.4

SPEEDHAUL HOLDINGS, INC. ACQUIRES GOLD HORSE INTERNATIONAL, INC.

Shanghai, China, July 9, 2007 – Speedhaul Holdings, Inc. (“Speedhaul”) (OTC: SPEH) today announced the acquisition on June 29, 2007 of Gold Horse International, Inc. (“Gold Horse”). As a result of the acquisition, the company now operates businesses in construction, hotel management and real estate development. Full details of the transactions are available in a Current Report on Form 8-K filed by Speedhaul on July 6, 2007 (the “8-K”).

About Gold Horse International, Inc.

Gold Horse, through its wholly owned subsidiary, Global Rise International Ltd., controls and operates Inner Mongolia Jin Ma Construction Co., Ltd. (“Jin Ma Construction”), Inner Mongolia Jin Ma Hotel Co., Ltd. (“Jin Ma Hotel”) and Inner Mongolia Jin Ma Real Estate Development Co., Ltd. (“Jin Ma Real Estate, and collectively the “Jin Ma Companies”), all based in Hohhot City, the regional capital of Inner Mongolia Autonomous Region in the People’s Republic of China. Jin Ma Construction has been providing construction and general contractor services in Hohhot City to both private developers and the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service two-star hotel located in Hohhot City. Jin Ma Real Estate develops residential and commercial properties in Hohhot City.

Over the past two years, the Jin Ma Companies as a whole has shown significant growth with revenues increasing from $16.6 million to $22.6 million for the fiscal years ended June 30, 2005 and 2006 respectively. For the nine months ended March 31, 2007, the unaudited aggregate revenues of the Jin Ma Companies already reached $20.4 million. Net profits have also exhibited an increase over the same periods from $1.2 million to $1.7 million between the fiscal years ended June 30, 2005 and June 30, 2006. The full financial statements of Gold Horse for the fiscal years ended June 30, 2005 and 2006 and for the nine-months ended March 31, 2007, are included in the 8-K.

Liankuan Yang, the Chief Executive Officer of Speedhaul stated: “We are in the enviable position of operating businesses among the fastest-growing industries and in one of the fastest growing regions in China. The closing of our reverse merger transaction will now provide us with the opportunity to attract working capital that we need to continue and accelerate the growth of the Jin Ma Companies.”

Forward-looking Statements

Statements made in this news release, may contain forward looking statements concerning Speedhaul’s business operations. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, market acceptance, competition from existing and new competitors, and various other factors beyond its control. The risks inherent in Speedhaul’s business operations are detailed under “Risk Factors” in its Current Report on Form 8-K/A filed on July 9, 2007. Speedhaul undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Gold Horse International, Inc.
info@GoldHorseInternational.com